Exhibit 99.(a)(4)

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:                   The name of the Limited Partnership is Hatteras Core Alternatives Fund, L.P.

SECOND:              Article 3 of the Certificate of Limited Partnership shall be amended as follows:

The name and mailing address of the general partner are:

Name	Business Address

Hatteras Funds, LP	6601 Six Forks Road
Suite 340
Raleigh, NC 27615

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 13th day of May, 2016.

By:	Hatteras Funds, LP

Its General Partner

By:	/s/ David B. Perkins

	Name:	David B. Perkins

	Title:	Authorized Person